CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports an Increase of 7.2% in U.S. Customers Served Through February 15
Will Report Third Quarter Fiscal 2014 Results on March 13

Virginia Beach, VA (February 20, 2014) – JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that through February 15 this tax season, the Company and its franchisees served approximately 7.2% more customers in offices and online than for the same period in the 2013 tax season despite a decrease in U.S. office locations of 2.0%. Liberty Tax Service offices have prepared 931,000 U.S. tax returns during the 2014 tax season through February 15, an increase of 5.8% versus the same period in the 2013 tax season. The Company has also processed 75,000 returns online. Additionally, U.S. systemwide revenue increased 13.3% through February 15 versus the same period in the 2013 tax season.

“Our franchisees have been working hard to make up for time lost from the IRS’ delay, and they are seeing positive results. Our fanatical customer service sets us apart in the industry and our franchisees deliver it every day as they assist taxpayers with their returns,” said John Hewitt, CEO. “It is too early to make any assumptions about the full tax season, especially since some forms last year were not available until early March. But with most of our metrics being positive, including the number of customers served, average net fee and systemwide revenue, we are pleased with what we have seen so far this season.”

With the filing of its amended 10-Q for the third quarter of fiscal 2013 on January 31, 2014, the Company has completed its amendments of prior filings related to the restatement process. As previously announced, the Company was unable to sell franchises during a portion of the second quarter of fiscal 2014 because of the restatement. However, the Company was more aggressive this year in addressing underperforming franchisees. Therefore, while the Company experienced a decrease in offices of 2.0% for the current season, the season’s results thus far reflect a focus on higher performing franchisees.

Third Quarter Conference Call
JTH Holding, Inc. will report its earnings for the third quarter of fiscal 2014 before the market opens on Thursday, March 13, 2014. At 8:30 a.m. ET on the same day, the Company will host a conference call to discuss its earnings. To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 41557018, approximately 10 minutes prior to the start time of the call. The call will also be webcast in a listen-only format. The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com under the “About” tab.

A telephonic replay of the call will be available beginning shortly after the call on and continue until Thursday, March 20, 2014, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 41557018. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

U.S. Tax Season 2014 Results Through February 15, 2014

U.S. Tax Returns Processed[1]	CYTD 2/15/14	CYTD 2/15/13	Percent Change
Offices	931,000	880,000	5.8%
Online	75,000	58,000	29.3%
Total Tax Returns Processed	1,006,000	938,000	7.2%

	Tax Season 2014	Tax Season 2013	Percent Change
U.S. Franchisees	1,959	2,073	-5.5%

U.S. Offices[2]
Franchised storefront	3,516	3,717	-5.4%
Franchised kiosk	479	311	54.0%
Total Franchised	3,995	4,028	-0.8%

Company-owned storefront	122	77	58.4%
Company-owned kiosk	58	157	-63.1%
Total Company-owned	180	234	-23.1%

Total U.S.	4,175	4,262	-2.0%

[1]Return counts are rounded to nearest thousands
2 We measure our number of offices per fiscal year based on franchised and company-owned offices open at any point during the tax season.

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 16 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of over 30,000 tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business. These forward-looking statements, as well as the Company's guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company's ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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